AMWD Announces Third Quarter Results

March 9, 2018

Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

CORRECTED RELEASE

This press release corrects a prior version published on March 9, 2018. In the fourth paragraph under Fiscal Year-to-Date 2018, the amount of free cash flow should read $16.0 million, instead of $81.8 million and the related table reconciling Free Cash Flow has been updated. Also, the table under “Reconciliation of Adjusted Non-GAAP Financial Measures to the GAAP Equivalents” calculating Adjusted EBITDA has been re-ordered.

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (March 9, 2018) (Updated March 12, 2018) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced results for its third fiscal quarter ended January 31, 2018.

Fiscal Third Quarter 2018

Net sales for the third fiscal quarter increased 17% to $293 million compared with the same quarter of the prior fiscal year. The current third fiscal quarter results include one month of results from the Company’s acquisition of RSI Home Products, Inc. (“RSI”), which closed December 29, 2017. Excluding the impact of the RSI acquisition, net sales for the third fiscal quarter increased 2% to $254 million compared with the same quarter of the prior fiscal year. Excluding the impact of the RSI acquisition, the Company experienced growth in all sales channels during the third quarter of fiscal year 2018.

Net income was $2.0 million ($0.12 per diluted share) for the third quarter of the current fiscal year compared with $14.6 million ($0.89 per diluted share) in the same quarter of the prior fiscal year. Net income was negatively impacted by purchase accounting entries of $6.3 million of inventory step-up amortization, acquisition related costs of $10.2 million, both offset by associated tax benefit of $4.4 million, and gross margin declines which were partially offset by additional sales volumes and lower incentive costs. Adjusted EPS per diluted share was $0.84 for the third quarter of the current fiscal year compared with $0.92 in the same quarter of the prior fiscal year.

Adjusted EBITDA was $36.0 million or 12.3% of net sales compared to $28.1 million or 11.3% of net sales for the same quarter of the prior fiscal year. The increase is primarily due to additional sales growth in the quarter and the inclusion of one month of results for RSI.

“Despite the third fiscal quarter being our toughest comp verses prior year, I am pleased to report that sales grew across all channels,” said Cary Dunston, Chairman and CEO. “We did see our growth in single family new construction decline due to a more aggressive market shift towards first-time buyers than we had planned. However, this shift towards opening price point homes further supports the strategic rationale for the RSI acquisition which was successfully completed in the quarter.”

Fiscal Year-to-Date 2018

Net sales for the first nine months of the current fiscal year increased 9% to $844 million from the comparable period of the prior fiscal year. Excluding the impact of the RSI acquisition, net sales for the first nine months of the current fiscal year increased 4%

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AMWD Announces Third Quarter Results

March 9, 2018

to $806 million from the comparable period of the prior fiscal year. Excluding the impact of the RSI acquisition, the Company experienced growth in both the new construction and dealer channels during the first nine months of the current fiscal year.

Net income for the first nine months of the current fiscal year was $44.0 million ($2.67 per diluted share) compared with $53.9 million ($3.28 per diluted share) for the same period of the prior fiscal year. Adjusted EPS per diluted share was $3.41 for the first nine months of the current fiscal year compared with $3.31 for the same period of the prior fiscal year.

Adjusted EBITDA was $110.4 million or 13.1% of net sales compared to $99.1 million or 12.9% of net sales for the same period of the prior fiscal year. The year over year increase is primarily due to additional sales growth and the inclusion of one month of results for RSI.

Free cash flow totaled $16.0 million for the first nine months of the current fiscal year.

“Shortly after the end of the third fiscal quarter, we also took advantage of the opportunity to refinance RSI’s 6½% $575 million senior secured second lien notes due 2023 with $350 million in 4.875% senior notes due 2026 and $250 million available under a delayed draw term loan facility,” said Scott Culbreth, CFO.

About American Woodmark

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates eighteen manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures such as net sales and percentage change of net sales excluding the RSI acquisition, Adjusted EPS per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow, which are measurements of operational performance that are not prepared and presented in accordance with GAAP. Accordingly, these measures should not be considered as a substitute for data prepared and presented in accordance with GAAP. These non-GAAP financial measures are used by American Woodmark’s management when evaluating results of operations and cash flow. American Woodmark’s management believes these measures also provide users of the financial statements with additional and useful comparisons of current results of operations and cash flows with past and future periods. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. Please refer to the Non-GAAP Reconciliations contained in this press release.

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AMWD Announces Third Quarter Results

March 9, 2018

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2018	2017	2018	2017

Net sales	$292,791	$249,285	$844,387	$771,511
Cost of sales & distribution	242,412	197,689	678,179	604,446
Gross profit	50,379	51,596	166,208	167,065
Sales & marketing expense	19,167	18,519	55,397	52,128
General & administrative expense	23,492	11,476	41,442	33,083
Operating income	7,720	21,601	69,369	81,854
Interest expense & other income	3,956	(172)	2,770	(309)
Income tax expense	1,768	7,220	22,567	28,312
Net income	$1,996	$14,553	$44,032	$53,851

Earnings Per Share:
Weighted average shares outstanding - diluted	16,690,760	16,381,223	16,461,509	16,400,842

Net income per diluted share	$0.12	$0.89	$2.67	$3.28

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AMWD Announces Third Quarter Results

March 9, 2018

Condensed Consolidated Balance Sheet
(Unaudited)
	January 31	April 30
	2018	2017

Cash & cash equivalents	$139,624	$176,978
Investments - certificates of deposit	8,000	51,750
Customer receivables	121,777	63,115
Inventories	108,003	42,859
Other current assets	37,665	4,526
Total current assets	415,069	339,228
Property, plant & equipment	210,628	107,933
Investments - certificates of deposit	2,500	20,500
Trademarks	9,722	—
Customer relationship intangibles	270,194	—
Goodwill	765,743	—
Other assets	28,133	33,612
Total assets	$1,701,989	$501,273

Current portion - long-term debt	$14,864	$1,598
Accounts payable & accrued expenses	167,832	99,899
Total current liabilities	182,696	101,497
Long-term debt	881,585	15,279
Other liabilities	75,062	32,048
Total liabilities	1,139,343	148,824
Stockholders' equity	562,646	352,449
Total liabilities & stockholders' equity	$1,701,989	$501,273

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	January 31
	2018	2017

Net cash provided by operating activities	$48,881	$51,664
Net cash used by investing activities	(28,355)	(51,734)
Net cash used by financing activities	(57,880)	(11,177)
Net decrease in cash and cash equivalents	(37,354)	(11,247)
Cash and cash equivalents, beginning of period	176,978	174,463

Cash and cash equivalents, end of period	$139,624	$163,216

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AMWD Announces Third Quarter Results

March 9, 2018

Reconciliation of Net Sales and Percentage of Net Sales Excluding RSI
	Three Months Ended			Nine Months Ended
	January 31,			January 31,
(in thousands)	2018	2017	Percent Change	2018	2017	Percent Change

Net sales excluding RSI	$254,220	$249,285	2%	$805,816	$771,511	4%
RSI sales	38,571	—	—	38,571	—	—
Net Sales	$292,791	$249,285	17%	844,387	771,511	9%

Reconciliation of Adjusted Non-GAAP Financial Measures to the GAAP Equivalents

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2018	2017	2018	2017

Net income (GAAP)	$1,996	$14,553	$44,032	$53,851
Add back:
Income tax expense	1,768	7,220	22,567	28,312
Interest (income) expense, net	4,035	(167)	2,887	(225)
Depreciation and amortization expense	6,602	4,846	17,579	13,719
Amortization of customer lists and trademarks	4,083	—	4,083	—
EBITDA (Non-GAAP)	$18,484	$26,452	$91,148	$95,657
Add back:
Acquisition related expenses	10,163	728	10,163	728
Inventory step-up amortization (1)	6,334	—	6,334	—
Stock compensation expense	897	828	2,506	2,477
Loss on asset disposal	147	111	280	286
Adjusted EBITDA (Non-GAAP)	$36,025	$28,119	$110,431	$99,148

Net Sales	$292,791	$249,285	$844,387	$771,511
Adjusted EBITDA margin (Non-GAAP)	12.3%	11.3%	13.1%	12.9%

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AMWD Announces Third Quarter Results

March 9, 2018

Reconciliation of Net Income to Adjusted Net Income

(in thousands, except share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2018	2017	2018	2017

Net income (GAAP)	$1,996	$14,553	$44,032	$53,851
Add back:
Acquisition related expenses	10,163	728	10,163	728
Inventory step-up amortization (1)	6,334	—	6,334	—
Tax benefit of acquisition expenses and inventory step-up	(4,438)	(261)	(4,438)	(261)
Adjusted net income (Non-GAAP)	$14,055	$15,020	$56,091	$54,318

Weighted average diluted shares	16,690,760	16,381,223	16,461,509	16,400,842
Adjusted EPS per diluted share (Non-GAAP)	$0.84	$0.92	$3.41	$3.31

(1) The inventory step-amortization is the increase in the fair value of inventory acquired through the RSI acquisition that was fully expensed in the quarter ended January 31, 2018.

Free Cash Flow

	Nine Months Ended
	January 31,
	2018	2017

Cash provided by operating activities	$48,881	$51,664
Less: Capital expenditures (2)	32,919	17,521
Free cash flow	$15,962	$34,143

(2) Capital expenditures consist of cash payments for property, plant and equipment and cash payments for investments in displays.

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